EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

ANNOUNCES RETIREMENT OF DIRECTOR

OKLAHOMA CITY, April 3, 2020– PANHANDLE OIL AND GAS INC. (NYSE: PHX) the “Company,” today announced that Robert E. Robotti is retiring from the Company’s Board of Directors effective May 1, 2020. Mr. Robotti has served on Panhandle’s Board of Directors since 2004. As a result of Mr. Robotti’s retirement, the Company’s Board of Directors has decided to reduce its size from six directors to five directors at this time and will not fill the vacancy created by Mr. Robotti’s departure.

Mr. Robotti said, “After serving on the board for 16 years, I will be stepping off the Panhandle Board effective May 1, 2020. I step off confident in Panhandle’s renewed focus on its historic mineral ownership. This is particularly important to me as I continue to be a significant shareholder in Panhandle.”

“I want to thank Bob for his years of dedication to Panhandle and wish him all the best in his future endeavors. We will miss Bob’s analytical perspective and market wisdom that he brought to the Board.” said Chad Stephens, Panhandle’s CEO.

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038